Exhibit 99.1

July 28, 2011 10:00 ET

mPhase Announces Letter of Intent to Acquire Energy Innovative Products, Inc.

LITTLE FALLS, NJ--(Marketwire - Jul 28, 2011) - mPhase Technologies, Inc. (OTCBB: XDSL) today announced it has entered into a letter of intent (LOI) to acquire Energy Innovative Products, Inc. (EIP), a developer of proprietary technologies for reducing energy usage in refrigeration and cooling systems, as well as equipment utilizing AC induction motors. EIP, based in Fairfield, NJ, uses patented and patent pending solutions to offer a series of products that control voltage and current used by compressor systems, including those in refrigeration decks, HVAC wall units, commercial refrigeration systems, and consumer equipment. The company, founded in 2008, believes its technology is uniquely positioned to capitalize on each of these multi-billion dollar market opportunities by allowing legacy systems to achieve Energy Star status as well as compliance with emerging standards by the United States Department of Energy (DOE) and other regulatory bodies.

In the United States alone, there are several million legacy refrigerated vending machines used by major beverage companies. EIP's solution is the only company certified for Energy Star status and able to deliver over a 50% reduction in power consumption by machines such as the Dixie Narco 501 without reducing efficiency or cooling and without requiring a change-out in the unit's refrigeration deck. Governmental and power company rebates are available to support the purchase of EIP's products in several states. According to Scott Caputo, President of EIP, "Corporate demand for energy saving solutions is increasing worldwide driven by rising fuel costs, skyrocketing electricity costs, and growing concerns about greenhouse gases and their impact on our world's environment."

The terms of the deal include the issuance of common shares and warrants for an 81% stake in EIP. "We are extremely excited about the upside EIP offers to our organization over the coming years," said Ron Durando, CEO of mPhase Technologies, Inc. The transaction is expected to become a Definitive Agreement in August 2011 and close by October 2011. EIP is being advised on the transaction by Source Capital Group, Inc., a boutique investment banking firm focused on emerging growth companies and based in Westport, CT. Said Vik Grover, CFA, Senior Managing Director at SCG, "We expect the transaction to be significantly accretive to mPhase shareholders in 2012-2013 and EIP to become a market leader in the energy management space."

About mPhase Technologies, Inc.
mPhase Technologies is introducing a revolutionary Smart Surface technology enabled by breakthroughs in nanotechnology, MEMS processing and microfluidics. Our Smart Surface technology has potential applications within drug delivery systems, lab-on-a-chip analytic systems, self-cleaning systems, liquid and chemical sensor systems, and filtration systems. mPhase has pioneered its first Smart Surface enabled product, the mPhase Smart NanoBattery. In addition to the Smart Surface technology, mPhase recently introduced its first product, the mPower Emergency Illuminator, an award-winning product designed by Porsche Design Studio and sold via the mPower website: http://www.mpowertech.com. More information about the company can be found at http://www.mPhaseTech.com.

About Energy Innovative Products, Inc.
EIP's mission is to develop, commercialize and market technology for reducing energy usage in refrigeration and cooling systems as well as equipment utilizing AC induction motors. We have developed a small, easy to install single-phase motor controller device designed for both commercial and consumer use that reduces electrical consumption and peak demand usage in refrigerators, freezers, vending machines and other similar appliances. We have also designed a kit containing an electronic evaporator motor and high tech dimmable LED lights that is used to upgrade vending machines and coolers to Energy Star compliance. More information about the Company can be found at www.eipsave.com.

Forward-Looking Statements
As a cautionary note to investors, certain matters discussed in this press release may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in technology and product development; the Company's ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company's SEC filings, including the financial statements and related information contained in the Company's SEC Filing. mPhase assumes no obligation to update the information in this release.